                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           MELLON BANK CORPORATION
     ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           MELLON BANK CORPORATION
     ------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    4) Proposed maximum aggregate value of transaction:

    * Set forth the amount on which the filing is calculated and state how it was determined.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

Notes:

- --------------------------------------------------------------------------------
[LOGO OF MELLON BANK CORPORATION APPEARS HERE]


MELLON BANK CORPORATION           Mellon Bank Corporation
                                  One Mellon Bank Center
                                  Pittsburgh, PA 15258-0001

                                  March 15, 1994


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Mellon Bank Corporation in Philadelphia on Tuesday, April 19, 1994, at 10:00 A.M. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your Proxy promptly in the enclosed envelope. This will not limit your right to vote in person or to attend the meeting.

Sincerely,
/s/ Frank V. Cahouet
Frank V. Cahouet
Chairman, President and
Chief Executive Officer

- --------------------------------------------------------------------------------

RESERVATION FORM FOR MELLON BANK CORPORATION ANNUAL MEETING OF SHAREHOLDERS

Admission cards will be forwarded to shareholders whose reservation forms are received by April 5, 1994. All other admission cards will be provided at the check-in desk at the meeting.

I expect to attend the Annual Meeting at 10:00 A.M., on April 19, 1994 in Philadelphia, PA.

                            Name
                                 -----------------------------
                                        (Please Print)

                            Address
                                  ----------------------------
                                        (Please Print)

                            ----------------------------------

      (PLEASE COMPLETE AND RETURN IN THE ENCLOSED ENVELOPE IF YOU PLAN
                        TO ATTEND THE ANNUAL MEETING)

- --------------------------------------------------------------------------------
[LOGO OF MELLON BANK CORPORATION APPEARS HERE]

MELLON BANK CORPORATION

One Mellon Bank Center
Pittsburgh, Pennsylvania 15258-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Mellon Bank Corporation (the "Corporation") will be held in Room 201 of the Pennsylvania Convention Center, Northeast Corner of 12th and Arch Streets, Philadelphia, Pennsylvania, on Tuesday, April 19, 1994, at 10:00 A.M., for the purpose of considering and acting upon the following:

1. the election of directors;

2. the ratification of the appointment of KPMG Peat Marwick as independent public accountants of the Corporation for the year 1994; and

3. such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on Tuesday, February 15, 1994, as the record date for the determination of shareholders entitled to notice and to vote at the meeting or any adjournment thereof.

Enclosed are a Proxy Statement, a form of Proxy and an addressed return envelope. All shareholders, whether or not they expect to be present at the meeting, are requested to date and sign the Proxy and to return it in the addressed envelope promptly. Shareholders who plan to attend the meeting in person are also requested to complete and return the reservation form which appears at the end of the Proxy Statement. Shareholders who attend the meeting may, if they wish, vote in person even though they have submitted a Proxy.

By Order of the Board of Directors

/s/ James M. Gockley
James M. Gockley
Secretary

March 15, 1994

- --------------------------------------------------------------------------------
[LOGO OF MELLON BANK CORPORATION APPEARS HERE]

MELLON BANK CORPORATION

One Mellon Bank Center
Pittsburgh, Pennsylvania 15258-0001


PROXY STATEMENT

March 15, 1994

The accompanying Proxy is solicited by the Board of Directors of Mellon Bank Corporation for use at the Annual Meeting of Shareholders of the Corporation scheduled to be held on Tuesday, April 19, 1994. Proxies are being solicited from holders of the Corporation's common stock, par value $0.50 per share (the "Common Stock"), and holders of the Corporation's Series D Junior Preferred Stock, par value $1.00 per share (the "Series D Stock"). If the Proxy is properly executed and returned, the shares represented thereby will be voted and, where specification is made by the shareholder as provided therein, will be voted in accordance with such specification, subject to limitations applicable to the Series D Stock and certain shares of Common Stock, as described below. The Proxy may, nevertheless, be revoked by notice to the Secretary of the Corporation at any time prior to the voting thereof. In addition, shareholders who attend the annual meeting may, if they wish, vote in person even though they have submitted a Proxy, in which event, their Proxy will be deemed to have been revoked.

Subject to the limitations described below, unless a Proxy is revoked or contains other instructions, the shares represented thereby will be voted at the meeting FOR the election as directors of the nominees of the Board of Directors set forth below (Proxy Item 1) and FOR ratification of the appointment of KPMG Peat Marwick as independent public accountants of the Corporation for the year 1994 (Proxy Item 2). The Proxy also provides that the persons authorized thereunder may, in the absence of instructions to the contrary, vote or act in accordance with their judgment on any other matter properly presented for action at the meeting.

The close of business on Tuesday, February 15, 1994, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. As of that date, the Corporation had outstanding 63,583,252 shares of Common Stock and 2,236,226 shares of Series D Stock. Proxies, ballots and voting tabulations that identify individual holders of Common Stock will be held in confidence by the Corporation's transfer agent. The vote of any holder of Common Stock will not be disclosed except as may be necessary to meet legal requirements, in the case of a contested proxy solicitation or as may be requested by the particular shareholder.

Holders of Common Stock and Series D Stock generally vote together, and not as separate classes, and do not have cumulative voting rights. At the annual meeting, holders of Common Stock and Series D Stock will be entitled to one vote for each share held. Pursuant to the terms of the agreements under which the Series D Stock was issued and pursuant to which certain shares of Series D Stock were exchanged for Common Stock, all shares of Series D Stock and those shares of Common Stock held by Warburg, Pincus Capital Company, L.P. and Warburg, Pincus Capital Partners, L.P. will be voted FOR the election of the nominees named below and will be voted as directed by the holder on all other matters; provided, however, that all shares of Series D Stock and those shares of Common Stock held by Warburg, Pincus Capital Company, L.P. and Warburg, Pincus Capital Partners, L.P. will be voted on such other matters in a manner that is no less favorable to the position recommended by the Board of Directors than the allocation of the votes cast by all other shareholders of the Corporation voting on such other matters.

- --------------------------------------------------------------------------------
ELECTION OF DIRECTORS  (PROXY ITEM 1)

The By-Laws of the Corporation provide that the directors of the Corporation shall be classified into three classes, as nearly equal in number as possible, with such classes of directors serving staggered, three-year terms of office. Accordingly, at each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation's directors is elected to hold office for a term expiring at the annual meeting of shareholders to be held in the third year following the year of their election and until their successors have been duly elected and qualified. The By-Laws further provide that the Corporation's Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors has fixed the number of directors at 18 beginning April 19, 1994, and at this year's annual meeting of shareholders, seven directors will be elected for terms ending in 1997. Burton C. Borgelt, Carol R. Brown, Frank V. Cahouet, Charles A. Corry, C. Frederick Fetterolf, Andrew W. Mathieson and Seward Prosser Mellon, all of whom are presently serving as directors, have been nominated for election at this year's annual meeting.

Any vacancies in the Board of Directors resulting from death, retirement, resignation, disqualification, removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors that occurs between annual meetings of shareholders, will be filled by a majority vote of the remaining directors then in office. Directors so chosen to fill vacancies will hold office until the expiration of the term of the class to which they have been elected.

It is intended that the shares of Common Stock represented by the enclosed Proxy will be voted FOR the election of the nominees named below, unless such authority to vote for one or more of the nominees is withheld. Pursuant to the terms of the agreements mentioned above, all shares of Series D Stock represented by the enclosed Proxy will be voted FOR the election of the nominees named below. In the event that one or more of the nominees is unable or unwilling to serve as a director, the persons named in the Proxy will vote for the election of such substitute nominee, if any, as shall be named by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, as each of the nominees has expressed a willingness to serve if elected.

Certain information regarding the nominees for election at this year's annual meeting, as well as information regarding the continuing directors whose terms expire in 1995 and 1996, is set forth below. Each of the nominees other than Messrs. Borgelt and Corry and Ms. Brown were previously elected by the shareholders at the Corporation's 1991 annual meeting of shareholders. Mr. Borgelt and Mr. Corry were elected by the Board of Directors in 1991 and Ms. Brown was elected by the Board of Directors in 1992.

BIOGRAPHICAL SUMMARIES OF NOMINEES AND CONTINUING DIRECTORS

Name, Age and Year                                                Directorships in Companies (Other than
First Elected a Director                                          the Corporation) Filing Reports with the
of the Corporation         Principal Occupation (1)               Securities and Exchange Commission
- ----------------------------------------------------------------------------------------------------------
NOMINEES FOR DIRECTOR--
TERM EXPIRES 1997

Burton C. Borgelt          Chairman, Dentsply International, Inc.   DeVlieg-Bullard, Inc.
Age: 61                    (manufacturer of artificial teeth and    Dentsply International, Inc.
First Elected: 1991        consumable dental products)

Carol R. Brown             President, The Pittsburgh Cultural       None
Age: 60                    Trust (cultural and economic growth
First Elected: 1992        assistance in downtown Pittsburgh)

- --------------------------------------------------------------------------------


Name, Age and Year                                              Directorships in Companies (Other than
First Elected a Director                                        the Corporation) Filing Reports with the
of the Corporation        Principal Occupation (1)              Securities and Exchange Commission
- ----------------------------------------------------------------------------------------------------------------------
NOMINEES FOR DIRECTOR--
TERM EXPIRES 1997
(CONTINUED)

Frank V. Cahouet          Chairman, President and Chief         Avery Dennison Corporation;
Age: 61                   Executive Officer of the Corporation  Saint-Gobain Corporation
First Elected: 1987       and of Mellon Bank, N.A. ("Mellon
                          Bank")

Charles A. Corry          Chairman and Chief Executive          USX Corporation
Age: 62                   Officer, USX Corporation
First Elected: 1991       (diversified company engaged
                          principally in the energy and steel
                          businesses)

C. Frederick Fetterolf    Retired President and Chief           Allegheny Ludlum Corporation;
Age: 65                   Operating Officer, Aluminum           Praxair; Quaker State
First Elected: 1984       Company of America (production        Corporation; Union Carbide
                          and sale of alumina and chemical      Corporation
                          products; primary aluminum and
                          aluminum mill products)

Andrew W. Mathieson       Executive Vice President, Richard     General Re Corporation
Age: 65                   K. Mellon and Sons (investments
First Elected: 1981       and philanthropy)

Seward Prosser Mellon     President, Richard K. Mellon and      None
Age: 51                   Sons (investments and
First Elected: 1972       philanthropy)

CONTINUING DIRECTORS--
TERM EXPIRES 1995

Ira J. Gumberg            President and Chief Executive         Fabri-Centers of America
Age: 40                   Officer, J.J. Gumberg Co. (real
First Elected: 1989       estate management and
                          development)

David S. Shapira          Chief Executive Officer, Giant Eagle, Action Industries, Inc.; The
Age: 52                   Inc. (retail grocery store chain)     Bell Telephone Company of
First Elected: 1986                                             Pennsylvania; Equitable
                                                                Resources, Inc.

W. Keith Smith            Vice Chairman of the Corporation and  Dentsply International, Inc.
Age: 59                   of Mellon Bank; Chairman and Chief
First Elected: 1987       Executive Officer, The Boston
                          Company

Joab L. Thomas            President, The Pennsylvania           Blount, Inc.; Lukens Inc.
Age: 61                   State University (a major
First Elected: 1993       public research university)

William J. Young          Retired President, Portland Cement    St. Marys Cement Company
Age: 65                   Association (trade association for
First Elected: 1964 (2)   the Portland Cement Industry)

- --------------------------------------------------------------------------------

 Name, Age and Year                                             Directorships in Companies (Other than
 First Elected a Director                                       the Corporation) Filing Reports with the
 of the Corporation        Principal Occupation (1)             Securities and Exchange Commission
- --------------------------------------------------------------------------------------------------------
 CONTINUING DIRECTORS--
 TERM EXPIRES 1996
 J. W. Connolly            Retired Senior Vice President,         Consolidated Natural
 Age: 60                   H.J. Heinz Company                     Gas Company
 First Elected: 1989       (food manufacturer)

 Pemberton Hutchinson      Chairman, Westmoreland Coal            Westmoreland Coal Company;
 Age: 62                   Company (coal mining company)          The Pep Boys--Manny, Moe and
 First Elected: 1989                                              Jack; Teleflex Incorporated

 Rotan E. Lee              Partner, Fox, Rothschild,              None
 Age: 44                   O'Brien and Frankel
 First Elected: 1993       (full service law firm encompassing
                           corporate law to litigation)

 Robert Mehrabian          President, Carnegie                    DQE; Duquesne Light Company;
 Age: 52                   Mellon University                      PPG Industries, Inc.
 First Elected: 1994       (a private co-educational research
                           institution)

 H. Robert Sharbaugh       Retired Chairman, Sun Company,         Hershey Foods Corporation
 Age: 65                   Inc. (energy)
 First Elected: 1972 (2)

 Wesley W. von Schack      Chairman, President and Chief          DQE; Duquesne Light Company;
 Age: 49                   Executive Officer, DQE (energy         RMI Titanium Company
 First Elected: 1989       services holding company)

- ----
(1) Each of the directors has held the position indicated or other executive positions with the entity indicated for more than the past five years except as follows: Mr. Smith was elected Chairman and Chief Executive Officer of The Boston Company in 1993; Dr. Thomas was Professor of Biology, University of Alabama from 1988 to 1990; and Dr. Mehrabian was Dean of Engineering, University of California from 1983 to 1990. Mr. Connolly retired from H. J. Heinz in 1993 and Mr. Fetterolf retired from Aluminum Company of America in 1991.

(2) Served as a director of The Girard Company from the date indicated until its merger with the Corporation in 1983.

ACTION BY SHAREHOLDERS

The seven nominees receiving the highest number of votes cast at the annual meeting by all holders of shares of Common Stock and Series D Stock, voting together as a single class, will be elected as directors for terms expiring in 1997. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROXY ITEM 1, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

- --------------------------------------------------------------------------------

THE BOARD AND ITS COMMITTEES; DIRECTORS' COMPENSATION

The Board of Directors held 12 regular meetings and one special meeting during 1993. Each incumbent director attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which he or she was a member during the period served in 1993. With the exception of the Executive Committee, all committees of the Board of Directors are composed of directors who are not officers of the Corporation.

A list of the committees of the Board of Directors and a general description of their respective duties follows:

EXECUTIVE COMMITTEE

The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Corporation between meetings of the Board of Directors. The Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. The Executive Committee met 14 times during 1993. Members of the Executive Committee presently are: Frank
V. Cahouet (Chairman); Charles A. Corry; Ira J. Gumberg; John C. Marous (a director whose term will not continue after the Annual Meeting); Andrew W. Mathieson; David S. Shapira; H. Robert Sharbaugh; Richard M. Smith (a director whose term will not continue after the Annual Meeting); W. Keith Smith and Wesley W. von Schack.

AUDIT COMMITTEE

The Audit Committee oversees the credit policies, accounting practices, auditing policies, controls and other material financial matters of the Corporation and its subsidiaries. The Audit Committee met 13 times during 1993. The Committee meets monthly with the head of the Auditing Department of the Corporation and with representatives of the Corporation's independent public accountants when necessitated, with and without representatives of management present, to review accounting, auditing and financial reporting matters, including the review of audit plans. Appointment of the independent public accountants is made by the Board of Directors upon the recommendation of the Audit Committee and is ratified by the shareholders. Members of the Audit Committee presently are: Richard M. Smith (Chairman); Wesley W. von Schack (Vice Chairman); J. W. Connolly; Charles A. Corry; Ira J. Gumberg; David S. Shapira; and H. Robert Sharbaugh.

NOMINATING COMMITTEE

The Nominating Committee considers and recommends to the Board of Directors of the Corporation and to the Boards of Directors of its various significant subsidiaries such as Mellon Bank, Mellon Bank (DE), Mellon Bank (MD), Boston Safe Deposit and Trust Company (together referred to as the "Banks") and The Boston Company, candidates for nomination for election as directors of the respective entities. The Committee also considers nominees recommended by shareholders for election as directors of the Corporation. To make such a recommendation, a shareholder should submit in writing the name, address and qualifications of the proposed nominee to the Secretary of the Corporation, One Mellon Bank Center, Room 1820, Pittsburgh, Pennsylvania 15258-0001. In addition, the By-Laws of the Corporation set forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at a meeting of shareholders. The procedures set forth in the By-Laws include a requirement for written notice to the Corporation at least 90 days prior to the anniversary date of the previous year's annual meeting of shareholders.

The Committee also reviews and recommends to the Board of Directors of the Corporation and the Boards of Directors of the Banks and various significant subsidiaries policies relating to practices and responsibilities of the Boards of Directors and their various committees and the level of directors' fees. The Nominating Committee met four times during 1993. Members of the Nominating Committee presently are: John C. Marous (Chairman); Andrew W. Mathieson (Vice Chairman); Pemberton Hutchinson; and Richard M. Smith.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee establishes the compensation and benefits of the Chairman and Chief Executive Officer and such senior officers of the Corporation and its subsidiaries as the

- --------------------------------------------------------------------------------
Committee designates and administers the Corporation's Profit Bonus Plan and Long-Term Profit Incentive Plan (1981), including the making of awards thereunder. The Committee met eight times during 1993. Members of the Human Resources Committee presently are: Andrew W. Mathieson (Chairman); John C.
Marous (Vice Chairman); J. W. Connolly; Charles A. Corry; C. Frederick
Fetterolf; H. Robert Sharbaugh; and William J. Young.

TRUST AND INVESTMENT COMMITTEE

The Trust and Investment Committee has general oversight of the trust and investment activities of the Corporation's subsidiaries. It ensures that assets held in a fiduciary capacity are being administered in accordance with applicable law and regulations. It also acts as a channel independent of management through which auditing and bank examination reports regarding trust and investment activities are presented to the Banks' Boards of Directors. The Committee is also responsible for overseeing the administration of fiduciary responsibilities for the non-bank subsidiaries of the Corporation and has general oversight responsibilities for the trust departments of the Banks. The Committee met six times during 1993. Members of the Trust and Investment Committee presently are: William J. Young (Chairman); Pemberton Hutchinson (Vice Chairman); Burton C. Borgelt; David S. Shapira; and Richard M. Smith.

COMMUNITY RESPONSIBILITY COMMITTEE

The Community Responsibility Committee has general oversight responsibility for, and may take such action as the Committee deems necessary or desirable in connection with, the Corporation's policy concerning overall compliance with the Community Reinvestment Act ("CRA") and the CRA Statement made by each of the Banks with respect to the communities it serves, community affairs activities including charitable contributions and contributions of human services. In addition to these oversight responsibilities, the Committee also has specific responsibilities for reviewing the Corporation's overall policy and objectives concerning CRA activities and monitoring each Bank's compliance with CRA. The Committee also reviews the examination reports of the Corporation and the Banks by regulatory authorities concerning CRA compliance and renders a report to the Board with respect thereto. The Committee met three times during 1993. Members of the Community Responsibility Committee presently are: Wesley
W. von Schack (Chairman); C. Frederick Fetterolf (Vice Chairman); Burton C. Borgelt; Carol R. Brown; and Pemberton Hutchinson.

DIRECTORS' COMPENSATION

Each director of the Corporation who does not receive a salary from the Corporation or one of its subsidiaries currently receives a monthly retainer of $2,083 and, in addition, a per meeting fee of $750 for each meeting at which such director renders services to the Corporation, including meetings of shareholders, the Board of Directors or any committee of the Board of Directors on which such director serves, and separate meetings with senior management of the Corporation at which services are rendered. Effective April 19, 1994, subject to the approval of the Board of Directors, the per meeting fee of $750 will be increased to $900 per meeting. In addition, each director who serves as a Committee chairman receives a quarterly retainer ranging from $500 to $625, according to the Committee on which he serves. Any such director who also serves on the Board of Directors of one of the Banks and who attends a meeting of that Bank's Board of Directors on a day when the Corporation's Board of Directors does not meet is paid a per meeting fee of not more than $750 ($900 effective April 19, 1994) for attending such meeting. Non-employee directors may defer all or a portion of their fees pursuant to the terms of an elective deferred compensation plan, which pays interest at a rate based on the 120 month moving average rates on 10-year Treasury Notes, plus a premium based on service which is credited retroactively upon termination of service. During 1993, Mr. Gumberg met with senior managers of the Corporation or Mellon Bank on five occasions to assist the Corporation and Mellon Bank in connection with certain commercial real estate credits. For his services, Mr. Gumberg was compensated at the standard $750 per meeting fee for directors.

In addition, directors receive stock option grants under the Corporation's Stock Option Plan for Outside Directors (1989), a formula plan under which options to purchase Common Stock are granted to all non-employee directors each year on the third business day following the Corporation's annual meeting of shareholders. Currently, the number of shares of Common Stock covered by each option is equal to 5.4% of the dollar value of the annual retainer for the service year in which the option is

- --------------------------------------------------------------------------------
granted. Directors elected during the service year receive an option covering a prorated number of shares but with all other terms identical to those options granted on the regular grant date. All options have a term of 10 years, are not exercisable until one year from the regular grant date (at which time they become fully exercisable), and have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the regular grant date. Options that have not become exercisable are forfeited as of the date the optionee ceases to serve as a director for any reason other than the director's death, disability or completion of term of service. Options that have become exercisable remain exercisable throughout their 10-year term, regardless of whether the optionee is a director at the time of exercise. In April 1993, each of the directors, except Messrs. Cahouet, Lee, Mehrabian, W. Keith Smith and Thomas, was granted an option covering 1,350 shares of Common Stock at an exercise price of $56.00 per share. Upon their election to the Board of Directors subsequent to the 1993 Annual Meeting, Messrs. Lee, Mehrabian and Thomas, were granted options covering 577, 404 and 788 shares, respectively, representing a pro rata share of a full year's award.

In January, 1994 the Corporation instituted a Director's Retirement Plan to assure that compensation arrangements for directors of the Corporation are adequate to attract and retain highly qualified individuals. Under the Retirement Plan an eligible director will receive monthly benefits equal to the monthly retainer in effect at his or her time of retirement from the Board for a period equal to the total months of service on the Board but no longer than 120 months. Only directors who are not officers of the Corporation are eligible to receive this benefit and a director must serve on the Board for at least five years before this benefit vests.

As part of its overall program to promote charitable giving, the Corporation is establishing a Director's Charitable Giving Program to be funded by Corporation-owned life insurance policies on the directors. Under the program, upon the death of a director, the Corporation will donate up to an aggregate of $250,000 to one or more qualifying charitable organizations designated by the director. The donations are paid by the Corporation over a 10-year period following the director's death and the Corporation is reimbursed for the donation by the life insurance proceeds. A director must have served the Board for three years to be eligible to participate in the program. As a result of the life insurance funding, the program is not expected to result in any material cost to the Corporation.

BUSINESS RELATIONSHIPS; RELATED TRANSACTIONS AND CERTAIN LEGAL PROCEEDINGS

Certain directors, executive officers and principal shareholders of the Corporation and their associates were customers of and had transactions with one or more of the Banks in the ordinary course of business during 1993. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did they present other unfavorable features. The Banks, in the ordinary course of business, also engage in purchases and sales of government and municipal securities and in other money market transactions with certain directors, executive officers and principal shareholders of the Corporation and their associates. In addition, the Banks act as fiduciaries under various employee benefit plans of certain customers, the officers of which are directors of the Corporation and of Mellon Bank.

During 1993, the purchase of goods and services, or the lease of property, by the Corporation, the Banks or other subsidiaries of the Corporation in the ordinary course of business included transactions with various companies, the officers of which were, or interests in which were held by, directors of the Corporation. The amounts involved in these transactions were in no case material in relation to the business of the Corporation, any of the Banks or any of the other subsidiaries of the Corporation. It is also believed that the amounts involved in such transactions, as well as the transactions themselves, were not material in relation to the business of any such director-related company and that no director had a material interest in any such transaction.

On August 17, 1992, Phar-Mor, Inc. and a number of its related entities filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Ohio (the "Chapter 11 filing"). David S. Shapira, a director of the Corporation, is a shareholder and currently the Chairman of Phar-Mor. At the time of

- --------------------------------------------------------------------------------
the Chapter 11 filing, Mr. Shapira was the Chief Executive Officer and a shareholder of Phar-Mor. As of March 1, 1992, Mellon Bank became a member of a group of banks participating in a revolving credit facility which was committed to Phar-Mor for an aggregate amount of $600,000,000, of which Mellon Bank's share was $30,000,000 (the "Pre-Petition Facility"). Since March 1, 1992, the largest amount outstanding under the Pre-Petition Facility from Mellon Bank was $19,150,000 and prior to the Chapter 11 filing, the rates of interest paid thereunder ranged from 5.6875% to 6.75% per annum. In connection with events leading to Phar-Mor's Chapter 11 filing, the Pre-Petition Facility was considered to be in default under its covenants and all amounts outstanding thereunder were accelerated. In the pending bankruptcy proceedings, the group of banks participating in the Pre-Petition Facility agreed to accept current payments of interest on account of the prepetition debt at a rate lower than the accrual rate, reserving however, the right to claim the full amount of interest. This postpetition cash payment interest rate was 8.25% and Phar-Mor was timely in making these payments. On August 24, 1993 Mellon Bank assigned to another institution all of its rights under the Pre-Petition Facility and is no longer a participant therein.

Until November 5, 1993, Mellon Bank was also a member of a group of banks participating in a $150,000,000 postpetition debtor-in-possession revolving credit facility with Phar-Mor (the "DIP Facility"), which had priority status under the Bankruptcy Code. Mellon Bank's share of this facility was approximately $6,184,500, however, Phar-Mor never borrowed funds under the DIP Facility. Subsequently, in November Phar-Mor established a new debtor-in-possession revolving credit facility with a group of lenders which did not include Mellon Bank, and all of Mellon Bank's commitments under the DIP Facility have been terminated.

Mellon Bank is also the lead bank on a multi-bank credit facility with Giant Eagle, Inc. Mr. Shapira is the Chief Executive Officer and a shareholder of Giant Eagle. Giant Eagle holds over 10% of the outstanding shares of Phar-Mor. Giant Eagle is current in all payments under this facility. The credit facility with Giant Eagle was entered into by Mellon Bank in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did it present other unfavorable features.

On May 21, 1993, the Corporation completed its acquisition of The Boston Company from Shearson Lehman Brothers Inc. ("Shearson"). Shearson is a subsidiary of American Express Company which, as a result of the transaction, became a holder of more than 5% of the outstanding shares of the Corporation's Common Stock. Under the terms of the agreement with Shearson, the Corporation acquired all of the stock of Boston Group Holdings, Inc., the holding company for The Boston Company and its subsidiaries, and paid to Shearson at the closing a combination of $1.291 billion in cash, 2.5 million shares of the Corporation's Common Stock and 10-year warrants to purchase an additional three million shares of the Corporation's Common Stock at $50 per share. As a result of the acquisition of The Boston Company, the Corporation substantially increased its fee revenue base and improved its position as a top national competitor in trust and investment management business.

- --------------------------------------------------------------------------------

BENEFICIAL OWNERSHIP OF STOCK

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth, as of February 15, 1994, the amount of the Corporation's stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 13 and by all incumbent directors, nominees and executive officers of the Corporation as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual and his spouse.

                                                          Amount Owned
                                                        Beneficially (1)(2)
                                                        --------------------
                                                        Common      Series D
Name                                                    Stock       Stock
- -------------------------------------------------------------------------------
Burton C. Borgelt......................................   6,553
Carol R. Brown.........................................   1,989
Frank V. Cahouet....................................... 319,205 (3)
J. W. Connolly.........................................   9,092
Charles A. Corry.......................................   4,591 (4)
Thomas F. Donovan......................................  39,027
Steven G. Elliott......................................  46,505
C. Frederick Fetterolf.................................   9,314
Ira J. Gumberg.........................................  29,538
Pemberton Hutchinson...................................   8,591
Rotan E. Lee...........................................     100
John C. Marous.........................................  13,878 (5)
Andrew W. Mathieson....................................  14,049 (6)
Martin G. McGuinn......................................  47,293
Robert Mehrabian.......................................     500
Seward Prosser Mellon..................................  18,088      72,072 (7)
David S. Shapira.......................................   8,878
H. Robert Sharbaugh....................................  13,918
Richard M. Smith.......................................   9,178
W. Keith Smith......................................... 105,973
Joab L. Thomas.........................................     600
Wesley W. von Schack...................................  10,528
William J. Young.......................................   9,778
Directors, Nominees and Executive Officers as a group
(27 persons)........................................... 815,333

- ----

(1) On February 15, 1994 none of the individuals named in the above table beneficially owned more than 1% of the Corporation's outstanding shares of Common Stock. As of that date, Mr. Mellon owned approximately 3.2% of the outstanding shares of the Series D Stock. On that date, all directors, nominees and executive officers as a group owned beneficially approximately 1.3% of the Corporation's outstanding Common Stock and approximately 3.2% of the outstanding shares of the Series D Stock.

(2) The amounts shown include the following amounts of Common Stock which the indicated individuals and group have the right to acquire within 60 days of February 15, 1994, through the exercise of stock options granted pursuant to the Corporation's stock option plans: Mr. Borgelt, 4,453; Mr. Cahouet, 48,334; Mr. Connolly, 7,592; Mr. Corry, 3,591; Mr. Donovan, 14,300; Mr.
    Elliott, 18,867; Mr. Fetterolf, 6,778; Mr. Hutchinson, 7,441; Mr. McGuinn, 13,334; Mr. W. Keith Smith, 60,000; all other directors (except Ms. Brown who has exercised all of her currently exercisable options and Messrs. Lee, Mehrabian and Thomas, whose options have not yet vested), 8,788 shares each; and all directors, nominees and executive officers as a group, 305,436 shares. Shares held in accounts under the Corporation's 401(k) plan, as to which the holders had voting power but not investment power, are also included as follows: Mr. Cahouet, 995 shares; Mr. Donovan, 506 shares; Mr. Elliott, 742 shares; Mr. McGuinn, 836 shares; Mr. W. Keith Smith, 820 shares; and all executive officers as a group, 5,878 shares.

- --------------------------------------------------------------------------------

(3) Of these shares, 82,601 are held in trust for Mr. Cahouet's wife. Mellon Bank is the sole trustee for the trust and Mr. Cahouet has no voting or investment control over such shares and disclaims their beneficial ownership.

(4) Mr. Corry also holds 2,000 shares of Series H Preferred Stock, 1,000 shares of Series I Preferred Stock and 3,200 shares of Series K Preferred Stock of the Corporation. These holdings represent less than 1% of the Corporation's outstanding shares of Series H, Series I or Series K Preferred Stock.

(5) In addition, 2,500 shares of Common Stock are held by the John C. Marous and Lucine O'B. Marous Charitable Foundation, as to which Mr. Marous shares voting and investment power. Mr. Marous disclaims beneficial ownership of these shares. Mr. Marous also holds 6,600 shares of Series K Preferred Stock, less than 1% of the shares outstanding.

(6) Mr. Mathieson is a co-trustee with others, including Mellon Bank, and shares voting and investment control for trusts which hold an aggregate of 912,538 shares of Common Stock and 180,180 shares of Series D Stock, not shown in the table. He also is a trustee with sole voting and investment control for a trust which holds 325 shares of Common Stock, not shown in the table. In addition, Mr. Mathieson is also a general partner, with others, and shares voting and investment control for a limited partnership which holds 108,108 shares of Series D Stock, not shown in the table. Mr. Mathieson has disclaimed beneficial ownership of all such shares.

(7) Mr. Mellon is a general partner of the limited partnership referred to in Note (6) and shares voting and investment control over the 108,108 shares of Series D Stock held by the partnership, which shares are not shown in the table. Mr. Mellon has disclaimed beneficial ownership of these shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, to the knowledge of the Corporation, the beneficial ownership by such shareholders, as of December 31, 1993, of more than 5% of the outstanding shares of the voting class comprised of the Corporation's Common Stock and Series D Stock.

                                                      Amount Owned
                                                      Beneficially
                                                 -----------------------
                                                                         Percent of
                                                 Common    Series D      Voting
Name                      Address                Stock     Stock (1) (2) Class (3)
- ------------------------------------------------------------------------------------
American Express Company  American Express Tower
(4)                       World Financial Center
                          New York, NY 10285     5,912,247                     8.59%
FMR Corp. (5)             82 Devonshire Street
                          Boston, MA 02109       3,623,044                     5.50%
Warburg, Pincus
 Capital Company, L.P.    466 Lexington Avenue
(6)                       New York, NY 10017     6,914,236       564,190      11.36%
Warburg, Pincus
 Capital Partners, L.P.   466 Lexington Avenue
(6)                       New York, NY 10017     1,382,842                     2.10%

- ----
(1) On August 31, 1994, each share of the Series D Stock will be automatically converted into 0.7608696 shares of Common Stock. The holders of the Series D Stock entered into Subscription Agreements with the Corporation, pursuant to which they have been required to annually reinvest in Series D Stock, at a purchase price of $17.50 per share, amounts equal to 60% of the regular cash dividends paid on the Series D Stock. These subscription obligations were substantially completed in 1993 with 2,624 shares of Series D Stock remaining to be purchased in 1994.

- --------------------------------------------------------------------------------
(2) Three shareholders not named in the table, who could be considered to be a "group" under the Securities Exchange Act of 1934, hold an aggregate of 1,160,674 shares of Series D Stock. Each shareholder holds over 5% of the outstanding shares of Series D Stock but in the aggregate all three shareholders hold only 1.76% of the voting class comprised of the Series D Stock and the Common Stock.

(3) Pursuant to the Corporation's Restated Articles, holders of Common Stock and holders of Series D Stock generally are entitled to one vote for each share held, voting together as a single class. However, if Warburg, Pincus Capital Company, L.P. ("WPCC"), Warburg, Pincus Capital Partners, L.P. ("WPCP") and any persons acting in concert with either of them (WPCC, WPCP and all such persons acting in concert being collectively referred to as the "Holders") have voting power over shares that would entitle them to cast in the aggregate 20% or more of the total number of votes that are entitled to be cast on any matter, the vote of each outstanding share of Series D Stock would be equally reduced to a fraction of one vote per share, such that the WP Holders would have voting power over shares that entitle them to cast in the aggregate only 19.9% of the total number of votes entitled to be cast on the matter. At this annual meeting, holders of Series D Stock will be entitled to one vote per share.

(4) Of the amount shown, American Express Company holds directly 2,500,000 shares of Common Stock and currently exercisable warrants to purchase an additional 3,000,000 shares of Common Stock for $50 per share. Subsidiaries of American Express Company hold 412,247 shares of Common Stock on behalf of third parties, with sole or shared power to vote or to direct the disposition of such shares.

(5) According to FMR Corp.'s Schedule 13G, dated February 11, 1994, as filed under the Securities Exchange Act of 1934, the shares shown in the table are held as follows: Fidelity Management & Research Company, 2,197,475 shares, Fidelity Management Trust Company, 1,376,669 shares and Fidelity International Limited, 48,900 shares.

(6) The sole general partner of WPCC and WPCP is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg Pincus & Co., Inc. ("EMW"), through a wholly owned subsidiary, manages WPCC and WPCP. WP owns all of the outstanding stock of EMW and, as the sole general partner of WPCC and WPCP has, a 20% interest in the profits of WPCC and WPCP. EMW owns 0.9% of the limited partnership interests in WPCC and 1.5% of the limited partnership interests in WPCP. Pursuant to a Purchase Agreement, dated as of July 25, 1988, among the Corporation, WPCC and WPCP (the "Purchase Agreement"), under which the original shares of Series D Stock were acquired, WPCC and WPCP are entitled to have a representative attend every meeting of the Board of Directors of the Corporation and each committee of the Board of Directors of the Corporation in an observer capacity. Such representative does not vote or receive any retainer or fee for such attendance.

- --------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation for the past three years of each of the Company's five most highly compensated officers, including the chief executive officer (the "named executive officers").


                                                                       Long Term
                                                                     Compensation
                                                                 ---------------------
                                   Annual Compensation             Awards   Payouts
                          -------------------------------------- ---------- ----------
                                                    Other Annual Securities LTIP       All Other
Name and                                            Compensation Underlying Payouts    Compensation
Principal Position        Year Salary ($) Bonus ($) ($) (1)      Options    ($)        ($) (1) (2)
- ------------------        ---- ---------- --------- ------------ ---------- ---------- ------------
Frank V. Cahouet........  1993  $760,000  $625,000    $ 6,200     166,670   $2,091,250   $190,080
 Chairman, President      1992   726,667   570,000     16,000     290,000    1,173,625     62,300
 and Chief Executive      1991   660,000   460,000                  -0-      1,173,625
 Officer
W. Keith Smith..........  1993   376,537   280,000        900      22,995      493,125     20,079
 Vice Chairman            1992   338,750   233,000      2,300      78,000      384,250      3,000
                          1991   325,000   195,000                  -0-        384,250
Thomas F. Donovan.......  1993   281,667   205,000        700       2,663      358,262      5,740
 Chairman, President      1992   270,000   176,000      1,100      48,000      123,625      3,000
 and Chief Executive      1991   270,000   162,000                  -0-        139,552
 Officer, Mellon PSFS
Martin G. McGuinn.......  1993   241,000   170,000      1,400      15,859      304,000     21,341
 Vice Chairman            1992   228,167   157,000      1,500      44,000       59,250     10,700
                          1991   219,000   131,000                  -0-        197,934
Steven G. Elliott.......  1993   240,000   170,000      1,400      14,089      342,219     14,231
 Vice Chairman and        1992   235,833   156,000        300      44,000       97,469      3,000
 Chief Financial Officer  1991   215,000   107,500                 17,000      125,304

- ----
(1) Information for years prior to 1992 is not required to be disclosed.

(2) Includes for 1993 for Messrs. Cahouet, Smith, Donovan, McGuinn and Elliott, respectively, the following compensation amounts: (i) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Corporation's Elective Deferred Compensation Plan for Senior Officers, $64,000, $100, -0-, $11,900, -0-; (ii) matching contributions under the Corporation's Retirement Savings Plan, a 401(k) plan, of $1,000 for Mr. Cahouet and $3,000 for each of the others; (iii) the present value of the economic benefit to the executive from corporate premiums paid to purchase split dollar life insurance contracts under the Mellon Bank Senior Executive and Optional Life Insurance Plans, $120,414, $15,459, $1,490, $5,823, $10,736; and (iv) cash paid to the executive equal to his imputed income under the Mellon Bank Senior Executive Life Insurance Plan, $4,666, $1,520, $1,250, $618 and $495. The Corporation's payment obligations under the deferred compensation plan, as well as those obligations under the deferred compensation plan for directors described on page 7, will be met with the proceeds from Corporation-owned insurance contracts which are held by trusts.

- --------------------------------------------------------------------------------
OPTION GRANTS IN 1993

Shown below is information on grants of stock options pursuant to the Corporation's Long-Term Profit Incentive Plan (1981) (the "Option Plan") during the year ended December 31, 1993. The Option Plan is administered by the Human Resources Committee of the Board of Directors, which has authority to determine the individuals to whom options are granted and the terms of all grants thereunder. Following shareholder approval of amendments to the Option Plan providing for reload options generally, reload option rights were awarded by the Human Resources Committee in April of 1993 in connection with certain outstanding options. As a result, in October of 1993 when officers exercised the underlying options to which the reload rights had attached, reload options were granted automatically for that number of shares equal to the number of shares delivered or withheld in payment of the option price of their underlying options, including shares delivered or withheld by such officers in payment of the applicable withholding taxes. Each reload option has as its exercise price the fair market value of Mellon Common Stock as of the date of its grant and has the same expiration date as the underlying option to which the reload option right was attached. Therefore, the reload options shown below have the various expiration dates as indicated in the table. Other than the grant of reload options pursuant to the exercise of reload option rights, no option grants were made to the named officers during 1993. No stock appreciation rights were granted under the Option Plan in 1993.


                                      Individual Grants
                         -------------------------------------------
                         Number of  Percent
                         Securities of Total
                         Underlying Options    Exercise
                         Options    Granted to Price                 Grant Date
                         Granted    Employees  (per       Expiration Present
Name                     (1)        in 1993    share) ($) Date       Value ($) (2)
- ----                     ---------- ---------- ---------- ---------- -------------
Frank V. Cahouet........   60,167      5.9%     $55.875     6/19/97    $579,849
                           62,918      6.1%      55.875    10/17/98     705,359
                           43,585      4.3%      55.875     4/19/00     546,484
W. Keith Smith..........   16,838     1.64%      54.25     10/17/98     183,277
                            6,157      .60%      54.25     10/18/00      77,893
Thomas F. Donovan.......    2,663      .25%      56.125    10/18/00      34,854
Martin G. McGuinn.......    9,629      .94%      56.125    10/17/98     108,431
                            6,230      .61%      56.125    10/18/00      81,540
Steven G. Elliott.......    1,024      .10%      54.25      8/09/97       9,630
                            6,434      .63%      54.25     10/17/98      70,032
                            2,565      .25%      54.25     10/18/00      32,450
                            4,066      .40%      54.25     10/24/01      54,351

- ----

(1) All reload options granted in 1993 become exercisable three years after their grant date; provided, however, that to the extent that the option holder sells any of the shares acquired on exercise of the option to which the reload option right was attached prior to such date, the entire reload option will expire. The reload option grants shown above would become exercisable as follows: Cahouet--10/20/96; Smith--10/27/96; Donovan-- 10/21/96; McGuinn--10/21/96; Elliott--10/27/96. Exercisability of reload options may be accelerated to an earlier date at the discretion of the Human Resources Committee. In the event of a change of control event, all reload options would become immediately exercisable.

(2) Based on the Black-Scholes model adapted for use in valuing executive stock options. THERE IS NO ASSURANCE THE VALUE REALIZED BY AN EXECUTIVE WILL BE AT OR NEAR THE VALUE ESTIMATED BY THE BLACK-SCHOLES MODEL. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation of the Common Stock over the three year period prior to grant of the option (i.e., .2129); (ii) dividend yield represents the cumulative dividends per share for the 12-month period prior to grant of the option, divided by the average monthly price of the Common Stock over the same period (i.e., 2.73%); (iii) the risk-free rate of return represents the average weekly yield on 10-year Treasury Bills over the 52 week period prior to grant of the option as derived from the Value-Line Investment Survey--Selection & Opinion (i.e., 6.00% for options granted on 10/20/93 and 10/21/93, and 6.03% for options granted on 10/27/93); (iv) option term

- --------------------------------------------------------------------------------
  represents the period from the date of grant of each option to the expiration of the term of the option; (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 4% for each full year of vesting restrictions (i.e., by 12% for each of the options being valued).

AGGREGATED OPTION EXERCISES IN 1993 AND YEAR-END OPTION/SAR VALUES

The following table shows information with respect to the exercise of stock options during 1993 by each of the named executive officers and the value of unexercised options and stock appreciation rights ("SARs") on December 31, 1993.



                                                Number of Securities
                                                Underlying Unexercised    Value of Unexercised
                                                Options/ SARs at Year-    In-the-Money Options/SARs
                         Shares      Value      End                       at Year-End ($) (2)
                         Acquired on Realized   ------------------------- -------------------------
Name                     Exercise    ($) (1)    Exercisable Unexercisable Exercisable Unexercisable
- ----                     ----------- ---------- ----------- ------------- ----------- -------------
Frank V. Cahouet........   318,911   $8,033,412   48,334       372,086    $  410,839   $1,746,036
W. Keith Smith..........    52,750    1,403,563   60,000        81,245     1,179,500      569,375
Thomas F. Donovan.......    15,296      393,755   14,300        40,413       203,450      413,688
Martin G. McGuinn.......    37,459    1,100,134   13,334        50,025        97,339      364,661
Steven G. Elliott.......    31,542      746,865   16,034        53,188       181,964      425,980

- ----
(1) The "Value Realized" is equal to the difference between the option exercise price and the fair market value of the Common Stock on New York Stock Exchange on the date of exercise. No SARs were exercised during 1993.

(2) The "Value of Unexercised In-The-Money Options/SARs at Year-End" is equal to the difference between the option/SAR exercise price and the Common Stock's December 31, 1993 closing price of $53 per share on the New York Stock Exchange.

PENSION PLAN TABLE

The following table sets forth the estimated annual benefits payable on a single-life annuity basis on retirement at age 65 pursuant to the retirement plans of the Corporation and Mellon Bank to participating employees, including officers, in specified compensation and years-of-service classifications. The amounts shown reflect a reduction to recognize in part the cost of Social Security benefits related to service for the Corporation. The credited years of service for Messrs. Cahouet, Smith, Donovan, McGuinn and Elliott are 7, 7, 5, 13 and 7, respectively. Benefits are determined based upon average base salary for the five years of highest compensation during the 10 years preceding retirement.

                Estimated Annual Pension for Representative Years of Credited Service
                ---------------------------------------------------------------------------
Average Annual
Base Salary     5         10         15         20         25         30         35
- -------------------------------------------------------------------------------------------
   $100,000       $ 7,000   $ 14,000   $ 20,500   $ 27,500   $ 34,500   $ 41,500   $ 48,500
    200,000        14,500     29,000     43,000     57,500     72,000     86,500    100,500
    300,000        22,000     44,000     65,500     87,500    109,500    131,500    153,000
    400,000        29,500     59,000     88,000    117,500    147,000    176,500    205,500
    500,000        37,000     74,000    110,500    147,500    184,500    221,500    258,000
    600,000        44,500     89,000    133,000    177,500    222,000    266,500    310,500
    700,000        52,000    104,000    155,500    207,500    259,500    311,500    363,000
    800,000        59,500    119,000    178,000    237,500    297,000    356,500    415,500
    900,000        67,000    134,000    200,500    267,500    334,500    401,500    468,000

Payment of the amounts shown in the table is subject to annual limitations imposed by the Internal Revenue Code on tax-qualified plans. To the extent the benefits set forth above exceed these limitations, benefits will be paid pursuant to nonqualified supplemental plans maintained by the Corporation and Mellon Bank.

- --------------------------------------------------------------------------------

SUPPLEMENTAL RETIREMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

In order to attract and motivate senior executives and to encourage such executives to remain with the Corporation and its affiliates, the Corporation has provided certain of the named executive officers with retirement and/or death benefits, as described below, supplementing those available under the retirement plans described above.

Mr. Cahouet

Under the terms of his employment agreement with Mellon Bank (discussed below), Mr. Cahouet will be entitled to receive an unfunded supplemental retirement benefit if he retires from the Corporation on or after reaching the age of 62. The supplemental benefit is calculated on an unreduced 50% joint and survivor basis and would be a monthly amount equal to Mr. Cahouet's Final Average Compensation (as defined below) multiplied by a Compensation Percentage (defined below) and a Vesting Percentage (defined below) and reduced by the total monthly amount of benefits provided to him under all retirement plans maintained by the Corporation and Mellon Bank. "Final Average Compensation" means the average monthly amount of Mr. Cahouet's base salary and any bonus award for the 36 consecutive months within the term of his employment agreements that produce the highest average amount. "Compensation Percentage" means 50% plus 2.5% for each full year of employment which Mr. Cahouet has completed under his current employment agreement (discussed below). "Vesting Percentage" means the percentage derived from the schedule below based upon a vesting interval equal to the number of full months of employment with the Corporation that Mr. Cahouet shall have completed under his current employment agreement (discussed below) at the time of his retirement:

              Vesting Interval   Vesting
              (in months)        Percentage
                 --------------------------
                Less than 11         85%
                11 or more          100%

If Mr. Cahouet should retire under his employment agreement between the ages of 60 and 62, the supplemental benefits payable to him would be actuarially reduced to reflect early commencement of such benefits. If Mr. Cahouet's termination of employment with the Corporation were due to his death prior to the commencement of the payment of the supplemental benefits under his employment agreement, his spouse would be entitled to a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death assuming election of an unreduced 50% joint and survivor annuity. Supplemental retirement benefits payable to Mr. Cahouet under the agreement on normal retirement at age 65 are estimated at $721,000 per year, based on his current compensation.

Mr. Smith

Under the terms of his employment agreement with Mellon Bank (discussed below), Mr. Smith is entitled to receive an unfunded supplemental retirement benefit equal to the difference between the amounts to which he is entitled under the retirement plans included in the above Pension Table (the "Corporation Retirement Benefits") and the amount of Corporation Retirement Benefits he would receive if he were credited with 8 years of additional service to the Corporation and his final average compensation under the retirement plans were to include base salary and any cash bonuses awarded to him by the Corporation in the relevant years. Under this formula, Mr. Smith is deemed to have 15 years of service for purposes of calculating his benefits under the retirement plans and his supplemental retirement agreement.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Mr. Cahouet

In connection with Mr. Cahouet's appointment in June 1987 as the Chairman and Chief Executive Officer and a director of the Corporation and Mellon Bank, Mr. Cahouet entered into an employment agreement with Mellon Bank which had a term lasting until July 25, 1993. In July of 1993, Mr. Cahouet entered into a new employment agreement with Mellon Bank with a termination date of May 31, 1997. The current employment agreement provides, among other things, for an annual base

- --------------------------------------------------------------------------------
salary of $760,000, subject to periodic increases which must take into consideration the salaries of the chief executive officers of the 10 largest bank holding companies in the United States, life insurance in the amount of twice his annual salary, perquisites appropriate to his position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The bank holding companies against whose chief executive officers Mr. Cahouet's salary is measured are included in both the Standard & Poor's 500 Stock Index and the KBW 50 Index used to prepare the Corporation's Performance Graph shown on page
18. The agreement also provides that, if Mr. Cahouet's employment is terminated other than for cause, he will receive full salary and benefits until the expiration of its term and a pro-rated portion of any bonuses for the year of termination. If Mr. Cahouet's employment is terminated for cause or Mr. Cahouet terminates his employment for reasons other than a constructive discharge, permanent disability or retirement, he will receive any benefits that may have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation's generally applicable employee benefit plans. The terms of the agreement prohibit "excess parachute payments" by the Corporation, as defined under the Internal Revenue Code.

Mr. Smith

In connection with Mr. Smith's appointment in July 1987 as Vice Chairman and Chief Financial Officer and a director of the Corporation and Mellon Bank, Mr. Smith entered into an employment agreement with Mellon Bank which had a term lasting until July 25, 1993. In July of 1993, Mr. Smith entered into a new employment agreement with Mellon Bank with a termination date of July 31, 1996. It provides, among other things, for an annual base salary of $400,000, subject to periodic increases, perquisites appropriate to Mr. Smith's position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement also provides that if Mr. Smith's employment is terminated other than for cause, he will receive full salary and benefits until one year after the expiration of its term and a pro-rated portion of any bonuses for the year of termination. If Mr. Smith's employment is terminated for cause or Mr. Smith terminates his employment for reasons other than a constructive discharge, permanent disability or retirement, he will receive any benefits that may have vested prior to such termination under the supplemental retirement provisions of the agreement or under the terms of the Corporation's generally applicable employee benefit plans. The terms of the agreement prohibit "excess parachute payments" by the Corporation, as defined under the Internal Revenue Code.

OTHER COMPENSATION

Displacement Policy and Changes in Control

Under the Corporation's Associate Displacement Program, employees of the Corporation, including the named executive officers, may receive certain benefits if their employment with the Corporation is terminated due to technological changes or other business reasons not related to individual performance. Such benefits may include temporary assignments, placement assistance, benefits continuation and/or severance payments based upon years of service. The program is subject to revision or termination at the Corporation's discretion at any time.

In addition to any other benefits available to employees under other severance policies, all employees, including the named executive officers, are entitled to 12 months of base salary and benefit continuation if they are terminated, other than for good cause, within three years after a change in control of the Corporation. Such benefits would offset amounts due to Mr. Cahouet and Mr. Smith under the terms of their employment contracts upon termination after a change in control. In addition, if a change in control of the Corporation occurs, employees will have a nonforfeitable right to their accrued benefits under Mellon Bank's tax-qualified retirement plan and will be entitled to certain increased retirement benefits if the retirement plan's assets exceed its liabilities at the time the change in control occurs. These rights to salary and benefit continuation and increased retirement benefits may not be amended after the occurrence of such a change in control.

- --------------------------------------------------------------------------------
PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the KBW 50 Index. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation's most important banking companies including all money-center and most regional banks. The Corporation is included in the KBW 50 Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

         Among S&P 500 Index, KBW 50 Index and Mellon Bank Corporation.


                            [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG MELLON BANK CORPORATION, S&P INDEX AND AND KBW 50 INDEX

Measurement period             Mellon Bank   S&P 500     KBW 50
(Fiscal year Covered)          Corporation    Index       Index
- ---------------------           --------     --------    --------
Measurement PT -
12/31/88                        $ 100        $ 100       $ 100

FYE 12/31/89                    $ 120        $ 131       $ 119
FYE 12/31/90                    $ 105        $ 127       $  85
FYE 12/31/91                    $ 163        $ 166       $ 135
FYE 12/31/92                    $ 255        $ 179       $ 172
FYE 12/31/93                    $ 263        $ 197       $ 182




                                                     Years Ended December 31,
                                                   -----------------------------
                                                   1988 1989 1990 1991 1992 1993
                                                   ---- ---- ---- ---- ---- ----
Mellon Bank Corporation........................... 100  120  105  163  255  263
S&P 500 Index..................................... 100  131  127  166  179  197
KBW 50 Index...................................... 100  119   85  135  172  182

* Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1988 and that all dividends were reinvested.

- --------------------------------------------------------------------------------
COMPENSATION COMMITTEE REPORT

INTRODUCTION

The Corporation's Human Resources Committee (the "Committee") is composed entirely of independent outside directors. The Committee has among its duties the responsibility for establishing and reviewing the compensation and benefits of the senior managers of the Corporation and its subsidiaries, including the compensation of the Chairman and the other named executive officers. The Committee actively advises and assists management in formulating and in implementing policies designed to assure the selection, development and retention of key personnel.

Under the guidance of the Committee, the Corporation's compensation policies have been cast within the larger framework of managing the Corporation towards overall enhanced profitability and increased shareholder value. Accordingly, two principles underlying the Corporation's compensation policy for all senior managers (including the Chairman and the other named executive officers) are
(i) aligning the financial interests of senior managers with those of the Corporation's shareholders and (ii) paying for corporate and individual performance. These principles are reflected in the structure of the Corporation's compensation program for senior managers which consists of three basic components: base salary, awards under the annual Profit Bonus Plan (the "Bonus Plan") and awards under the Long-Term Profit Incentive Plan (1981) (the "Option Plan"). In creating this structure, the Committee has consciously placed an increasing emphasis on the "at risk" elements of compensation for senior managers. As a result, base salaries are generally set somewhat below the market with the senior managers and the Corporation both relying to a larger degree on the incentive components of the Bonus Plan and the Option Plan. There were no changes made during 1993 in either the Corporation's overall compensation policy for senior managers or in the implementation of that policy.

Awards under the Corporation's incentive plans are tied to corporate, business unit and individual performance. While the accomplishment of the goals and objectives woven throughout the Corporation's operating and strategic plans are at the core of the basis for making awards under the Bonus Plan and the Option Plan, there is no formal weighting of various factors, and neither incentive plan has automatic, formula driven or rigid payout features. Rather, both of the plans are consciously constructed with a degree of subjectivity and discretion which provides the Committee with the flexibility to administer these incentive plans in a manner that is believed by the Committee to encourage managers to continually focus on building high quality profitability and long-term shareholder value.

BASE SALARY

During 1993 the Committee reviewed and took action to increase the base salaries for two of the named executive officers. In considering the recommendations for increases in base salary, the Committee reviewed the performance of each officer against various objectives, including performance against the business plans for 1992 and 1993 year-to-date for those lines of business for which he was responsible. The Corporation's business plans and the elements thereof applicable to its various lines of business include financial performance targets such as: income, expense, asset quality, operating margin, return on assets and return on capital, as well as strategic development imperatives. In addition to the officers' evaluations, the Committee considered the recommendations for increases in base salary for these officers within the parameters established by the compensation data that had been compiled by a management compensation consultant and reviewed with the Committee in 1992. This compensation data is based on surveys of comparable executive officers of nine other financial institutions similar to the Corporation in terms of size, and/or the mix of its lines of business. These comparative financial institutions are included within the KBW 50 Index used for the Performance Graph on page 18. On the basis of such competitive compensation data and after giving effect to the salary increases, the base salary of the two named executive officers who received increases during 1993 remained at or below the median level of the base salary of their relevant peers. The base salary rate for the Chairman and the other two named executive officers remained unchanged during 1993. The Chairman's annual base salary is established pursuant to his employment contract. See "Employment Agreement with Named Executive Officers" beginning on page 16.

- --------------------------------------------------------------------------------
OPTION PLAN AWARDS

In addition to conducting evaluations in connection with base salary actions taken in 1993, the Committee also reviewed the performance of senior managers, including the Chairman and the other named executive officers, in the context of examining the long-term incentive component of total compensation. Historically, the Committee undertakes such a review annually and within its discretion considers whether the exercise date for certain previously granted options should be accelerated. As provided for in the Option Plan, the exercise of these accelerated options includes the payout of a deferred cash incentive award to the optionee in an amount equal to the exercise price for such options. See the LTIP Payout column on the "Summary Compensation Table" on Page
13. The optionee must use the cash award to pay the option exercise price of such accelerated options. Such acceleration, and payment of the attendant deferred cash incentive awards, is a significant element of the incentive component of total compensation for the Corporation's senior managers.

In connection with considering a 1993 acceleration of options, the Committee reviewed the performance and evaluated each of the named executive officers based upon a number of factors including the trends indicated by the 1992 and 1993 year-to-date business plan performance of, and the progress made toward the achievement of longer term goals for, the lines of business for which he was responsible. The Chairman's performance was evaluated based upon the overall financial performance of the Corporation for 1992 and 1993, as well as other factors including his vision and leadership in the development and implementation of operating and strategic plans designed to produce high quality earnings in the face of an increasingly competitive financial services environment. The Chairman's ability to assemble and develop quality managerial and executive talent among the senior managers was also a factor considered by the Committee. The results of each person's evaluation was then applied against a matrix correlating the numerical rating from his performance evaluation and his office or position to yield an acceleration amount ranging from 10% to 33% of the options considered for acceleration.

Following shareholder approval at the Annual Meeting in 1993 of amendments to the Option Plan to provide for reload options, the Committee reviewed the amount of existing options and stock held by senior managers, including the Chairman and the other named executive officers and took action in April to award reload option rights to senior managers. The reload option rights awarded by the Committee attached to outstanding options that had been granted to such officers since 1987. See the table and discussion appearing on page 14 under the heading "Option Grants in 1993" for a description of the reload options resulting from the award of reload option rights. The Committee believes the award of reload option rights is consistent with the Corporation's overall compensation policy of more closely aligning the interests of its senior managers with those of shareholders, as such reload option rights encourage officers to convert their options to shares earlier. As a result of the operation of reload option rights, an officer who exercises underlying options to which such rights are attached has the opportunity to convert those options to shares without forfeiting the potential for future appreciation on shares delivered to exercise such options and without reducing his net ownership position.

BONUS PLAN AWARDS

In connection with making awards under the Corporation's cash bonus program, the Committee in December again examined the performance of senior managers, including the Chairman and the other named executive officers. This review focused on the individual performance for full year 1993 of each officer and on the Corporation's overall performance in achieving the financial objectives of its 1993 operating plan and taking significant steps in the execution of its strategic plan. Each officer was evaluated based in significant measure upon the performance against the 1993 business plan for the lines of business for which he was responsible. In determining the Chairman's Bonus Plan award for 1993, the Committee evaluated the Chairman within the context of the excellent year experienced by the Corporation in terms of achieving the financial objectives of its 1993 operating plan, as well as the Chairman's leadership in undertaking the strategic and operating initiatives designed to reposition the Corporation to increase further the long-term value of the Corporation's franchise. The results of each person's evaluation, was then applied to a matrix correlating the numerical rating from his performance evaluation and his office or position to yield a target Bonus Plan award ranging from zero percent to 80% of base salary. The Chairman's Bonus Plan award for 1993 was increased by the Committee from the matrix target award to approximately 82% of his base salary.

- --------------------------------------------------------------------------------
DEDUCTIBILITY OF EXECUTIVE COMPENSATION

As part of the Omnibus Budget Reconciliation Act of 1993 (the "Act"), certain provisions regarding executive compensation for officers of public companies were added to the Internal Revenue Code. In December 1993, the Internal Revenue Service issued proposed regulations setting forth exclusions from the Act's general disallowance of ordinary business expense deduction for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers.

The Corporation has not yet formulated a policy regarding such provisions of the Act and the proposed regulations, but will examine the issue of deductibility of executive compensation in the context of the overall operation of the Corporation's compensation plans once the final regulations on this matter are issued later in 1994. Based upon the anticipated operation of the Corporation's various compensation plans during 1994, and the level of income deferrals elected by the named executive officers, the amount of deductions anticipated to be lost by the Corporation for 1994 as a result of the provisions of the Act and the proposed regulations, if any, will be de minimis.

The foregoing report is presented by the Human Resources Committee of the Board of Directors.

         Andrew W. Mathieson, Chairman  C. Frederick Fetterolf
         John C. Marous, Vice Chairman  H. Robert Sharbaugh
         J. W. Connolly                 William J. Young
         Charles A. Corry


INDEPENDENT PUBLIC ACCOUNTANTS  (PROXY ITEM 2)

The Board of Directors, at its February 15, 1994 meeting, appointed KPMG Peat Marwick as independent public accountants of the Corporation for the year ending December 31, 1994. KPMG Peat Marwick served as the Corporation's independent public accountants for the year ended December 31, 1993. Although the appointment of independent public accountants is not required to be approved by shareholders, the Board of Directors believes shareholders should participate in such selection through ratification. If the shareholders fail to ratify KPMG Peat Marwick as the independent public accountants, the Board of Directors will reconsider its selection. Representatives of KPMG Peat Marwick will be present at the annual meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

ACTION BY SHAREHOLDERS

Adoption of the proposal requires the approval of a majority of the votes cast at the annual meeting by all holders of Common Stock and Series D Stock, voting together as a single class. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, in a case like this where the favorable vote of the holders of a majority of the votes cast at the annual meeting is required, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

WITH RESPECT TO PROXY ITEM 2, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1994.

- --------------------------------------------------------------------------------
ADDITIONAL INFORMATION

No matters other than those set forth in the Notice of Annual Meeting accompanying this Proxy Statement are expected to be presented to shareholders for action at the annual meeting. However, if other matters are presented which are proper subjects for action by shareholders, it is the intention of those named in the accompanying Proxy to vote such Proxy in accordance with their judgment upon such matters.

Proposals of shareholders intended to be presented at the Corporation's annual meeting to be held in 1995 must be received by the Corporation no later than November 15, 1994 to be considered for inclusion in the Proxy Statement and form of Proxy relating to the 1995 annual meeting.

Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16 (a) forms they file. Based solely on its review of the copies of such forms received by the Corporation, or written representations from certain reporting persons that no Form 5's were required for those persons, the Corporation believes that, since January 1, 1993, all filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with, except for Mr. Corry, a director, who filed late one Form 4 reporting a purchase of preferred stock and Mr. Marous, a director, who failed to file one Form 4 reporting a purchase of preferred stock and one Form 4 reporting a purchase of Common Stock. Mr. Marous' purchases were reported on his Form 5 for 1993.

The cost of solicitation of proxies for the 1994 annual meeting will be borne by the Corporation. In addition to solicitation by mail, regular employees of the Corporation may solicit proxies by telephone, telegraph or personal interview. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and will be reimbursed by the Corporation for their expenses. In addition, the Corporation has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005 to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders at an estimated fee of $6,500 plus expenses.

By Order of the Board of Directors

James M. Gockley
Secretary

March 15, 1994

[Logo for Mellon Bank Corporation]
MELLON BANK CORPORATION

This Proxy is solicited on behalf of the Board of Directors of the Corporation.

The undersigned hereby appoints James M. Gockley and Ann M. Sawchuck, or either of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Mellon Bank Corporation Common Stock of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 19, 1994, at 10:00 A.M., in Room 201 of the Pennsylvania Convention Center, Northeast Corner of 12th and Arch Streets, Philadelphia, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director, FOR Proxy Item 2, and will vote in their discretion on such other matters that may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Proxy
Item 2.


           (Continued and to be signed and dated, on reverse side)

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of directors, FOR Proxy Item 2, and will vote in their discretion on such other matters that may properly come before the meeting.

     Proxy Item 1-
The election of directors        Nominees: Burton C. Borgelt, Carol R. Brown,
   FOR         WITHHOLD          Frank V. Cahouet, Charles A. Corry,
all nominees   AUTHORITY         C. Frederick Fetterolf, Andrew W. Mathieson
listed herein  to vote for       and Seward Prosser Mellon.
(except as     all nominees
withheld in    listed herein     (Instructions: To withhold authority to vote
space provided)                  for any individual nominee, write that
                                 nominee's name in the space provided below.)
   [ ]             [ ]
                                 ---------------------------------------------
Proxy Item 2-Ratification        Note: A vote FOR the election of directors
of appointment of KPMG           includes discretionary authority to vote for
Peat Marwick as independent      a substitute if any nominee is unable to
public accountants.              serve or for good cause will not serve.

   FOR  AGAINST  ABSTAIN

   [ ]    [ ]      [ ]

                                       Please date and sign exactly as name
                                       appears hereon. When signing as
                                       attorney, executor, administrator,
                                       trustee, guardian, etc., full title as
                                       such should be shown. For joint
                                       accounts, each joint owner should sign.
                                       If more than one trustee is listed, all
                                       trustees should sign, unless one
                                       trustee has power to sign for all.


                                       ----------------------------------------
                                                    (Signature of Shareholder)


                                       ----------------------------------------
                                                    (Signature of Shareholder)

                                       Dated:                            , 1994
                                             ----------------------------

- ---------------------------------
   "PLEASE MARK INSIDE BLUE
  BOXES SO THAT DATA PROCESSING
EQUIPMENT WILL RECORD YOUR VOTES"
- ---------------------------------

[LOGO OF MELLON BANK CORPORATION APPEARS HERE]
MELLON BANK CORPORATION

This Proxy is solicited on behalf of the Board of Directors of the Corporation.

The undersigned hereby appoints James M. Gockley and Ann. M. Sawchuck, or either of them, each will full power of substitution as attorneys and proxies of the undersigned to vote all Mellon Bank Corporation Series D Preferred Stock of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 19, 1994, at 10:00 A.M. in Room 201 of the Pennsylvania Convention Center, Northeast Corner of 12th and Arch Streets, Philadelphia, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Pursuant to the terms of the agreements under which the Series D Preferred Stock was issued, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director and will vote such shares as directed by you on Proxy Item 2; provided, however, the percentage of such shares voted FOR Proxy
Item 2 will be no less than the percentage of all voted shares of the Corporation voted FOR Proxy Item 2 at the Annual Meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR Proxy Item 2 and will vote in their discretion on such other matters as may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Proxy
Item 2.
          (Continued, and to be signed and dated, on reverse side)

The proxies will vote the shares represented by this Proxy as indicated on the front side of this card.


      Proxy Item 1-                    Nominees: Burton C. Borgelt, Carol R.
 The election of directors             Brown, Frank V. Cahouet, Charles A.
                                       Corry, C. Frederick Fetterolf, Andrew
       FOR             WITHHOLD        W. Mathieson and Seward Prosser Mellon.
all nominees listed    AUTHORITY
 herein (except as   to vote for all   (Instructions: To withhold authority to
    withheld in         nominees       vote for any individual nominee, write
 space provided)      listed herein    that nominee's name in the space provided
                                       below.)
                                       ---------------------------------------
      [   ]              [   ]          Note:  A vote FOR the election of
                                        directors includes discretionary
                                        authority to vote for a substitute if
                                        any nominee is unable to serve or for
                                        good cause will not serve.

Proxy Item 2-Ratification of appointment of KPMG Peat Marwick as independent public accountants.

     FOR   AGAINST   ABSTAIN

    [   ]   [   ]     [   ]
                                  Please date and sign exactly as name appears hereon. When signing an attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.


                                  --------------------------------------------
                                                    (Signature of Shareholder)


                                  --------------------------------------------
                                                    (Signature of Shareholder)

                                  Dated:                                , 1994
                                        --------------------------------
   --------------------------
    "PLEASE MARK INSIDE BLUE
     BOXES SO THAT DATA
     PROCESSING EQUIPMENT
     WILL RECORD YOUR VOTES"
   ---------------------------